Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084	FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS

DALLAS, TEXAS, August 6, 2007…EXCO Resources, Inc. (NYSE: XCO) today announced financial and operating results for the quarter ended June 30, 2007.

Oil and natural gas revenues, before derivative financial instrument activities, for the quarter ended June 30, 2007 were $253.1 million, a 216% increase over the $80.0 million of oil and natural gas revenues in the 2006 second quarter.  Adjusted EBITDA, a non-GAAP measure, was $209.4 million in the second quarter of 2007 compared to $65.3 million in the second quarter of 2006, a 221% increase.  We had net income available to common shareholders, after $51.1 million of preferred stock dividends, of $31.8 million ($0.30 per diluted share) in the 2007 second quarter.  Included in the 2007 second quarter results are $71.3 million of non-cash mark-to-market gains from derivative financial instruments reflecting declines in the price of natural gas, particularly in the month of June 2007. Excluding the after-tax impact of the non-cash gains from derivative financial instruments, we would have reported a net loss available to common shareholders of $11.0 million ($0.10 loss per diluted share).  In the 2006 second quarter, net income would have been $12.9 million ($0.12 per diluted share), excluding the after-tax impact of the non-cash gains from derivative financial instruments.

EXCO’s production for the second quarter of 2007 was 32.3 Bcf of natural gas and 426 Mbbls of oil for total equivalent production of 34.9 Bcfe, a 209% increase over the second quarter of 2006 production of 11.3 Bcfe.  Average natural gas and oil prices for the second quarter of 2007, excluding the effects of derivative financial instruments, were $7.02 per Mcf and $61.17 per barrel compared with prices of $6.54 per Mcf and $66.81 per barrel in the second quarter of 2006.  Average daily production for the quarter was 383 Mmcfe/day compared to second quarter 2006 daily production of 124 Mmcfe/day.  Lease operating expenses for the second quarter of 2007 were approximately $0.87 per Mcfe compared to $0.92 per Mcfe for the second quarter of 2006.  The lease operating unit rate per Mcfe in the second quarter of 2007 decreased by approximately 31% from the first quarter of 2007 and reflects the favorable impact to the unit rate resulting from significant volumes from our Vernon field, which we acquired on March 30, 2007.  Operating costs in the second quarter of 2007 also reflect the impact of asset acquisitions in the Mid-Continent region in May 2007.  Production and ad valorem tax rates were approximately 6.7% of gross revenues for the second quarter of 2007 compared to 6.0% of gross revenues for the second quarter of 2006 due primarily to increased production in areas with higher tax rates (Texas, North Louisiana and Oklahoma).  General and administrative expenses, net of overhead reimbursements, increased to $15.0 million, or $0.43 per Mcfe produced compared with $0.58 per Mcfe in the second quarter of 2006.  General and administrative expenses include $1.8 million of non-cash stock compensation expense in the second quarter of 2007 compared to $1.1 million in the second quarter of 2006.

Second quarter 2007 development expenditures totaled $114.7 million and funded the drilling and completion of 121 gross (97.5 net) new wells compared with second quarter 2006 drilling and completion of 77 gross (65.8 net) new wells.  The drilling success rate for the quarter was 98%. Our revised capital budget, giving effect to the acquisitions of the Vernon field and the Mid-Continent assets was approved by our Board of Directors during the second quarter to a total of $502.9 million of which $443.3 million is attributable to drilling, exploitation and other operations while $48.6 million is for midstream expansion and $11.0 million for administrative capital.

For the six months ended June 30, 2007, EXCO reported a net loss available to common stockholders of $57.0 million ($0.55 per diluted share). The loss includes the impacts from $56.8 million of year-to-date non-cash mark-to-market losses on derivative financial instruments, and $32.1 million of non-recurring financing expenses incurred during the first quarter of 2007.  Excluding the after-tax impact of the non-cash derivative losses and non-recurring financing expenses, the net loss available to common shareholders would have been $3.7 million ($0.04 loss per diluted share). For the six months ended June 30, 2006, EXCO reported net income of $68.2 million ($0.73 per diluted share).  Excluding the after-tax impact of the non-cash gains from derivative financial instruments for the six months ended June 30, 2006, we would have reported net income of $23.7 million ($0.25 per diluted share).

Adjusted EBITDA, a non-GAAP measure, for the six months ended June 30, 2007 was $323.5 million compared with the prior year six months adjusted EBITDA of $118.1 million.

EXCO’s production for the six months ended June 30, 2007 was 52.2 Bcfe, a 169% increase from the six months ended June 30, 2006 production of 19.4 Bcfe.  The increased production reflects the impacts of our Winchester Energy acquisition, which closed in October 2006, the Vernon field acquisition which closed in March 2007 and the additional volumes from our Mid-Continent region associated with our May 2007 acquisition of assets from Anadarko Petroleum Corporation.

The average oil price per Bbl, before cash settlements of derivative financial instruments, received was $58.72 for the six months ended June 30, 2007 compared with $64.39 for the prior year’s comparable period.  The average natural gas price per Mcf, before cash settlements of derivative financial instruments, received was $6.87 versus $7.33 for the six months ended June 30, 2006, a $0.46 per Mcf or 6.3% decrease.

Our year-to-date development and exploitation expenditures total $201.3 million, funding the drilling and completion of 206 gross (166.5 net) new wells for the six months ended June 30, 2007.

During 2007 to date, we have completed the following significant transactions:

1.             January 5, 2007 – Completed the sale of our Wattenberg field assets in the DJ Basin of Colorado for $130 million.

2.             March 30, 2007 – Completed the acquisition of assets in the Vernon field in Jackson Parish,

Louisiana from Anadarko Petroleum Corporation for $1.5 billion, net of closing adjustments and subject to post closing adjustments.

3.             March 30, 2007 – Completed a private placement of preferred stock for $2 billion, including $390 million of 7% cumulative convertible preferred stock, convertible into common stock at $19 per share and $1.61 billion of 11% preferred stock which is not initially convertible until stockholder approval is obtained.

4.             March 30 and May 2, 2007 – Amended and restated our bank credit agreements to increase our consolidated borrowing base to $2.3 billion, which was reduced to $2.2 billion in connection with the sale of oil and natural gas properties to Crimson Exploration, Inc. on May 8, 2007, as discussed below.

5.             May 2, 2007 – Completed the acquisition of Mid-Continent and South Texas/Gulf Coast properties from Anadarko Petroleum Corporation for $860 million, reduced for customary closing adjustments to a net cash payment of $749 million, subject to post closing adjustments.

6.             May 8, 2007 – Completed the sale of the South Texas/Gulf Coast properties acquired on May 2, 2007 to Crimson Exploration, Inc. for $285 million, reduced for customary closing adjustments to net cash proceeds of $245 million, subject to post closing adjustments, and 750,000 shares of Crimson’s unregistered restricted common stock.

7.             July 13, 2007 – Completed the sale of substantially all of our interests in the Cement field, located in Caddo and Grady Counties, Oklahoma for $105 million (before customary purchase price adjustments).  EXCO owned only non-operating interests in this area.

Our proved reserves as of June 30, 2007, adjusted for the acquisitions and the divestitures discussed above, are approximately 2.0 Tcfe.

EXCO’s Chairman, Douglas H. Miller, stated, “We had a strong second quarter at EXCO including the acquisition of Mid-Continent and Gulf Coast assets from Anadarko and the subsequent sale of the Gulf Coast assets to Crimson Exploration.  We also made substantial progress in our integration of the Winchester and Vernon acquisitions.  We are very optimistic about the remainder of 2007 and we expect continued growth and financial success from our drilling and exploitation programs in all areas.  We also expect to continue to make additional strategic acquisitions of long-lived producing properties in our core areas.”

EXCO will host a conference call on Tuesday, August 7, 2007 at 9:00 a.m. (CDT) to discuss the contents of this release and respond to questions.  Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID# 10127547.  The conference call will also be webcast on EXCO’s website at http://www.excoresources.com under the Investor Relations tab.  Presentation materials related to this release will be posted on EXCO’s website on Monday, August 6, 2007, after market close.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., August 14, 2007.  Please call (800) 642-1687 and enter conference ID# 10127547 to hear the recording.  A digital recording of the conference call will also be available on EXCO’s website.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

EXCO Resources, Inc.

Condensed consolidated balance sheets

	December 31,	June 30,
(in thousands)	2006	2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,822	$53,281
Accounts receivable:
Oil and natural gas sales	84,078	181,757
Joint interest	14,902	16,312
Interest and other	12,199	4,198
Oil and natural gas derivatives	91,614	67,655
Deferred income taxes	—	37,996
Other	11,095	10,974
Total current assets	236,710	372,173
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	297,919	352,052
Proved developed and undeveloped oil and natural gas properties	2,492,863	4,522,720
Accumulated depreciation, depletion and amortization	(142,591)	(291,795)
Oil and natural gas properties, net	2,648,191	4,582,977
Gas gathering assets	203,537	326,581
Accumulated depreciation, depletion and amortization	(4,181)	(9,073)
Gas gathering assets, net	199,356	317,508
Office and field equipment, net	14,805	16,033
Advance on pending acquisition	80,000	—
Oil and natural gas derivatives	41,469	11,640
Deferred financing costs, net	15,929	22,711
Other assets	520	4,529
Goodwill	470,077	470,077
Total assets	$3,707,057	$5,797,648

EXCO Resources, Inc.

Condensed consolidated balance sheets

	December 31,	June 30,
(in thousands, except per share and share data)	2006	2007
		(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$54,402	$101,598
Accrued interest payable	36,000	24,690
Revenues and royalties payable	53,994	88,763
Income taxes payable	89	87
Deferred income taxes payable	32,639	—
Current portion of asset retirement obligations	1,579	1,576
Current portion of long-term debt	6,500	—
Oil and natural gas derivatives	5,721	40,252
Total current liabilities	190,924	256,966
Long-term debt, net of current portion	2,081,653	1,991,277
Asset retirement obligations and other long-term liabilities	57,570	88,300
Deferred income taxes	166,136	236,963
Oil and natural gas derivatives	30,924	101,650
Commitments and contingencies	—	—

7.0% Cumulative Convertible Perpetual Preferred Stock, par value $0.001 per share, 39,008 shares outstanding at June 30, 2007, liquidation preference of $391,218 at June 30, 2007	—	388,542
Hybrid Preferred Stock, par value $0.001 per share, 160,992 shares outstanding at June 30, 2007, liquidation preference of $1,617,299 at June 30, 2007	—	1,603,571

Shareholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized at June 30, 2007, of which 39,008 shares have been designated as 7.0% Cumulative Convertible Perpetual Preferred Stock and 160,992 shares have been designated as Hybrid Preferred Stock; no shares of preferred stock other than the 7.0% Cumulative Convertible Perpetual and Hybrid Preferred Stock (presented above) are issued and outstanding at June 30, 2007	—	—
Common stock, $.001 par value; Authorized shares - 250,000,000; issued and outstanding shares - 104,162,241 at December 31, 2006 and 104,383,980 at June 30, 2007	104	104
Additional paid-in capital	1,024,442	1,032,017
Retained earnings	155,304	98,258
Total shareholders’ equity	1,179,850	1,130,379
Total liabilities and shareholders’ equity	$3,707,057	$5,797,648

EXCO Resources, Inc.

Condensed consolidated statements of operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share and share data)	2006	2007	2006	2007
Revenues and other income:
Oil and natural gas	$80,004	$253,073	$149,733	$370,884
Gain (loss) on derivative financial instruments	35,232	77,897	76,007	(18,122)
Other income	628	9,415	2,903	16,140
Total revenues and other income	115,864	340,385	228,643	368,902
Cost and expenses:
Oil and natural gas production	15,139	47,330	26,257	77,545
Depreciation, depletion and amortization	29,298	105,148	49,975	156,472
Accretion of discount on asset retirement obligations	382	1,267	684	2,210
General and administrative	6,530	14,990	12,439	29,165
Interest (1)	11,660	33,543	28,005	110,252
Total cost and expenses	63,009	202,278	117,360	375,644
Equity in net income of TXOK Acquisition, Inc.	—	—	1,593	—
Income (loss) before income taxes	52,855	138,107	112,876	(6,742)
Income tax expense (benefit)	21,832	55,221	44,701	(1,931)
Net income (loss)	31,023	82,886	68,175	(4,811)
Preferred stock dividends	—	(51,099)	—	(52,235)
Net income (loss) available to common shareholders	$31,023	$31,787	$68,175	$(57,046)
Net income (loss) per common share:
Net income (loss) available to common shareholders per common share - basic	$0.30	$0.30	$0.74	$(0.55)
Net income (loss) available to common shareholders per common share - diluted	$0.29	$0.30	$0.73	$(0.55)
Weighted average shares:
Basic	104,014,259	104,313,580	92,634,465	104,257,983
Diluted	105,271,160	106,909,382	94,020,033	104,257,983

(1)                                  Interest expense for the six months ended June 30, 2007 includes one time charges of $32.1 million incurred during the first quarter of 2007.  Expenses associated with the payoff of the EXCO Partners Operating Partnership Senior Term Credit Agreement include a $13.0 million redemption premium, a $9.2 million write-off of deferred financing costs, and a $3.0 million write-off of unamortized original issue discount.  In addition, $6.9 million of commitment fees were expensed in connection with prior debt arrangements that were terminated.

EXCO Resources, Inc.

Condensed consolidated statements of cash flows
(Unaudited)

	Six months ended
	June 30,
(in thousands)	2006	2007

Operating Activities:
Net income (loss)	$68,175	$(4,811)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in net income of TXOK Acquisition, Inc.	(1,593)	—
Settlements of derivative financial instruments with a financing element	—	3,678
Gain on sale of other assets	(50)	—
Depreciation, depletion and amortization	49,975	156,472
Stock option compensation expense	1,729	4,465
Accretion of discount on asset retirement obligations	684	2,210
Non-cash change in fair value of derivatives	(73,579)	56,824
Deferred income taxes	44,701	(1,931)
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	5,194	9,916
Effect of changes in:
Accounts receivable	64,372	(91,091)
Other current assets	1,679	(755)
Accounts payable and other current liabilities	(18,613)	34,149
Net cash provided by operating activities	142,674	169,126
Investing Activities:
Additions to oil and natural gas properties, gathering systems and equipment	(211,832)	(188,359)
Acquisitions, including corporate acquisitions	(188,265)	(2,165,348)
Advance on pending disposition	—	5,000
Proceeds from disposition of property and equipment and other	609	376,041
Net cash used in investing activities	(399,488)	(1,972,666)
Financing Activities:
Borrowings under credit agreements	418,000	1,928,000
Repayments under credit agreements	(615,847)	(2,023,532)
Payments on interim bank loan	(350,000)	—
Settlements of derivative financial instruments with a financing element	(38,098)	(3,678)
Proceeds from issuance of common stock, net of underwriter commissions and initial public offering costs	656,305	2,228
Proceeds from issuance of preferred stock	—	2,000,000
Payments for preferred stock issuance costs	—	(7,498)
Payment of preferred stock dividends	—	(43,717)
Deferred financing costs	(1,052)	(17,804)
Net cash provided by financing activities	69,308	1,833,999
Net increase (decrease) in cash	(187,506)	30,459
Cash at beginning of period	226,953	22,822
Cash at end of period	$39,447	$53,281

Supplemental Cash Flow Information:
Interest paid	$29,971	$108,662
Value of shares issued in connection with redemption of TXOK Acquisition, Inc. preferred stock	$4,667	$—
Long-term debt assumed in TXOK Acquisition, Inc. acquisition	$508,750	$—
Derivative financial instruments assumed in Vernon Acquisition	$—	$(60,015)
Derivative financial instruments assumed in Southern Gas Acquisition	$—	$(42,204)
Value of shares received for sale of properties	$—	$3,431

EXCO Resources, Inc.

Reconciliation of consolidated cash flow from operating activities
(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
(in thousands)	2006	2007	2006	2007
Net cash provided by operations	$79,794	$136,576	$142,674	$169,126
Net change in working capital	(26,177)	42,358	(47,438)	57,697
Cash flow from operations before changes in working capital, non-GAAP measure	$53,617	$178,934	$95,236	$226,823

EXCO Resources, Inc.

Condensed consolidated EBITDA
and adjusted EBITDA reconciliations and statement of cash flow data
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2006	2007	2006	2007

Net income (loss)	$31,023	$82,886	$68,175	$(4,811)
Interest expense	11,660	33,543	28,005	110,252
Income tax expense (benefit)	21,832	55,221	44,701	(1,931)
Depreciation, depletion and amortization	29,298	105,148	49,975	156,472
EBITDA (1)	93,813	276,798	190,856	259,982
Accretion of discount on asset retirement obligations	382	1,267	684	2,210
Non-cash change in fair value of derivative financial instruments	(30,009)	(71,267)	(73,579)	56,824
Stock-based compensation expense	1,131	2,555	1,729	4,465
Equity in net income of TXOK Acquisition, Inc.	—	—	(1,593)	—
Adjusted EBITDA (1)	$65,317	$209,353	$118,097	$323,481
Interest expense	(11,660)	(33,543)	(28,005)	(110,252)
Income tax expense (benefit)	(21,832)	(55,221)	(44,701)	1,931
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	(683)	561	5,194	9,916
Deferred income taxes	22,525	54,106	44,701	(1,931)
Settlements of derivative financial instruments with a financing element	—	3,678	—	3,678
Gain on sale of other assets	(50)	—	(50)	—
Changes in operating assets and liabilities	26,177	(42,358)	47,438	(57,697)
Net cash provided by operating activities	$79,794	$136,576	$142,674	$169,126

Statement of cash flow data:
Cash flow provided by (used in):
Operating activities	$79,794	$136,576	$142,674	$169,126
Investing activities	(239,742)	(571,310)	(399,488)	(1,972,666)
Financing activities	163,973	322,016	69,308	1,833,999
Other financial and operating data:
EBITDA (1)	$93,813	$276,798	$190,856	$259,982
Adjusted EBITDA (1)	65,317	209,353	118,097	323,481

(1)  Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization.  “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivative financial instruments, stock-based compensation expense and equity in the net income of TXOK Acquisition, Inc. We have presented Adjusted EBITDA because it is the financial measure that is used in covenant calculations required under our credit agreement and the indenture governing our 7 1/4% senior notes and compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us.  Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.  EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP.  EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities.  As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

EXCO Resources, Inc.

Summary operating data

	Three months ended			Six months ended
	June 30,		%	June 30,		%
	2006	2007	change	2006	2007	change
Production (in thousands):
Oil (Mbbls)	222	426	92%	370	701	89%
Natural gas (Mmcf)	9,972	32,320	224%	17,177	47,983	179%
Oil and natural gas (Mmcfe)	11,304	34,876	209%	19,397	52,189	169%

Average sales price (before cash settlements of derivative financial instruments):
Oil (Bbl)	$66.81	$61.17	-8%	$64.39	$58.72	-9%
Natural gas (per Mcf)	6.54	7.02	7%	7.33	6.87	-6%
Total production (per Mcfe)	7.08	7.26	2%	7.72	7.11	-8%

Expenses (per Mcfe):
Operating costs	$0.92	$0.87	5%	$0.89	$1.00	-12%
Production and ad valorem taxes	0.42	0.49	-17%	0.46	0.49	-7%
Depreciation, depletion and amortization	2.59	3.01	-16%	2.58	3.00	-16%
General and administrative	0.58	0.43	26%	0.64	0.56	13%